EXHIBIT 99.1

Press Release

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422
FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2011
SECOND QUARTER RESULTS
Company reports record orders of $217 million
HOUSTON — MAY 3, 2011 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2011 second quarter ending March 31, 2011.
     Revenues for the second quarter of fiscal 2011 were $125.6 million compared to revenues of $142.1 million for the second quarter of fiscal 2010. Net income for the second quarter was $2.5 million, or $0.21 per diluted share, compared to net income of $9.9 million, or $0.85 per diluted share, in the second quarter of fiscal 2010. A one-time benefit of $1.2 million, resulting from a gain on the sale of the Company’s investment in a Kazakhstan joint venture, is included in fiscal 2011 second quarter results.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “We generated record orders for the second quarter, giving us confidence that we will continue to see gradual improvement in the market. Even taking into account several large contracts included in second quarter bookings, the order pace is what we need to build backlog and drive our results later this year and into fiscal 2012.
     “We still expect this fiscal year to be somewhat challenging. We are a late cycle business, largely driven by available backlog and the ability of our customer base to engage in and move capital projects forward. Our backlog is growing, and at this point, we expect our fiscal fourth quarter and fiscal 2012 earnings to reflect a more robust business environment.”
     New orders placed during the second quarter of fiscal 2011 reached a quarterly record of $217 million compared to $186 million in the first quarter of fiscal 2011 and compared to $113 million in the second quarter of fiscal 2010. The Company’s backlog as of March 31, 2011 was $437 million compared to $344 million as of December 31, 2010 and compared to $313 million at the end of last year’s second quarter.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2011 revenues to range between $500 million and $550 million and full year fiscal 2011 earnings to range between $1.10 and $1.40 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, May 4, 2011 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 11, 2011. To access the replay, dial 303-590-3030 using a passcode of 4430676#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$125,598	$142,135	$250,272	$278,051

Cost of goods sold	99,955	105,602	198,764	203,701

Gross profit	25,643	36,533	51,508	74,350

Selling, general and administrative expenses	21,538	19,958	42,466	41,737

Amortization of intangible assets	1,254	1,199	2,421	2,061

Operating income	2,851	15,376	6,621	30,552

Other income	(1,229)	—	(1,229)	—

Interest expense	94	228	208	410

Interest income	(62)	(115)	(107)	(157)

Income before income taxes	4,048	15,263	7,749	30,299

Income tax provision	1,549	5,378	2,818	10,669

Net income	2,499	9,885	4,931	19,630

Net income attributable to noncontrolling interest	—	(25)	—	(126)

Net income attributable to Powell Industries, Inc.	$2,499	$9,860	$4,931	$19,504

Earnings per share attributable to Powell Industries, Inc.:

Basic	$0.21	$0.86	$0.42	$1.70

Diluted	$0.21	$0.85	$0.42	$1.68

Weighted average shares:

Basic	11,666	11,523	11,653	11,498

Diluted	11,799	11,659	11,787	11,639

SELECTED FINANCIAL DATA:

Capital Expenditures	$1,904	$846	$2,667	$1,460

Depreciation and amortization	$3,938	$3,497	$7,493	$6,369

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2011	2010
(In thousands)	(Unaudited)
Assets:

Current assets	$317,192	$302,191

Property, plant and equipment (net)	61,440	63,676

Other assets	34,555	34,845

Total assets	$413,187	$400,712

Liabilities & equity:

Current liabilities	$118,775	$114,746

Long-term debt and capital lease obligations, net of current maturities	4,543	5,202

Deferred and other long-term liabilities	4,075	3,461

Stockholders’ equity	285,794	277,303

Total liabilities and equity	$413,187	$400,712

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$119,063	$133,401	$236,206	$261,530
Process Control Systems	6,535	8,734	14,066	16,521

Total revenues	$125,598	$142,135	$250,272	$278,051

Income before income taxes:

Electrical Power Products	$4,194	$14,320	$8,279	$28,168
Process Control Systems	(146)	943	(530)	2,131

Total income before income taxes	$4,048	$15,263	$7,749	$30,299

	March 31,	September 30,
	2011	2010
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$240,925	$230,111
Process Control Systems	8,521	9,617
Corporate	136,817	133,635

Total identifiable tangible assets	$386,263	$373,363

Backlog:

Electrical Power Products	$381,032	$245,433
Process Control Systems	55,545	36,870

Total backlog	$436,577	$282,303

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